EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of December 20, 2011 (the “Effective Date”), between FIRST COMMUNITY BANK OF PLAINFIELD, an Illinois state bank with its office located in Plainfield, Illinois (“Employer”), and Donn P. Domico (“Executive”).
RECITALS
A.    Employer desires to employ Executive as an officer of Employer, and Executive desires to be employed as an officer of Employer, pursuant to the terms of this Agreement.
B.    Employer and Executive have made commitments to each other on a variety of important issues concerning Executive’s employment, including the performance that will be expected of Executive, the compensation that Executive will be paid, how long and under what circumstances Executive will remain employed and the financial details relating to any decision that either Executive or Employer might ever make to terminate this Agreement.
C.    Employer recognizes that circumstances may arise in which a change in control of Employer through acquisition or otherwise may occur thereby causing uncertainty of employment without regard to the competence or past contributions of Executive, which uncertainty may result in the loss of valuable services of Executive, and Employer and Executive wish to provide reasonable security to Executive against changes in the employment relationship if there is any such change in control.
D.    Employer and Executive believe that the commitments they have made to each other should be memorialized in writing, and that is the purpose of this Agreement.
NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:
AGREEMENTS
Section 1.Position and Duties. Employer hereby employs Executive as the President and Chief Executive Officer of Employer. During the period of Executive’s employment hereunder, Executive shall devote his best efforts and full business time, energy, skills and attention to the business and affairs of Employer. Executive’s duties and authority shall consist of and include all duties and authority customarily performed and held by persons holding equivalent positions with business organizations similar in nature and size to Employer, as such duties and authority are reasonably defined, modified and delegated from time to time by the Board. Executive shall have the powers necessary to perform the duties assigned to him and shall be provided such supporting services, staff, secretarial and other assistance, office space and accoutrements as shall be reasonably necessary and appropriate in the light of such assigned duties.

Section 2.    Compensation. As compensation for the services to be provided by Executive hereunder, Executive shall receive the following compensation, expense reimbursement and other benefits:
(a)    Base Compensation. Executive shall receive an aggregate annual minimum base salary at the rate of One Hundred Ninety-two Thousand and Five Hundred dollars ($192,500) payable in installments in accordance with the regular payroll schedule of Employer. Such base salary shall be subject to review annually commencing on the first anniversary of the Effective Date, and such salary shall be maintained or increased during the Term (as defined below) in accordance with Employer’s established management compensation policies and plans (as the same may be adjusted, “Base Compensation”).
(b)    Performance Bonus. Executive shall be entitled to receive an annual performance bonus, payable within ninety (90) days after the end of the fiscal year of Employer, which shall be based upon performance criteria mutually agreed upon by Executive and the Board, and which shall not be deemed earned, in whole or in part, until such time as the amount of such bonus is determined by the Board. The amount (if any) of and the form of payment (i.e., cash, stock options, stock grants or any combination thereof) shall be determined by the Board.
(c)    Stock Options/Stock Grants. Executive received stock options of 35,000 shares (in addition to stock options received as a Director of the bank (4,800) and Restricted stock units (RSUs)) of Employer’s common stock each with an exercise price equal to the fair market value of a share of Employer’s common stock as of the grant date. The terms and conditions of such stock options shall comply with and be subject to the terms of the First Community Bank of Plainfield 2008 Stock Option Plan. Subsequent awards of stock options/grants/restricted stock units, if any, shall be made in the sole and complete discretion of the Board.
(d)    Automobile Allowance. Employer shall pay to Executive on a monthly basis the sum of six hundred dollars ($600) as an automobile allowance. Executive shall be responsible for all expenses for fuel, maintenance, repairs and insurance relating to his automobile. The payment to Executive of this automobile allowance shall be reflected annually, as the same may be required, on the IRS Form W-2 of Executive as additional compensation for income tax purposes.
(e)    Vacations & Personal Days. Executive shall be entitled to four (4) weeks of vacation during each year of the Term, which shall be scheduled in Executive’s discretion, subject to and taking into account applicable banking laws and regulations. Executive shall take at least two (2) weeks of vacation consecutively if so required by (i) any regulatory agency, (ii) any insurance company providing a fidelity bond for Employer or (iii) the Audit Committee of the Board in the reasonable exercise of its discretion.
(f)    Other Benefits. Executive shall be entitled to all benefits specifically established for him and, when and to the extent he is eligible therefore, to participate in all plans and benefits as from time to time generally accorded to senior executives of Employer, including pension, profit-sharing, supplemental retirement, incentive compensation, bonus, disability income, life insurance, prescription drug and eyeglass coverage, group life, medical, dental and hospitalization insurance, and similar or comparable plans, and also to perquisites extended to senior executives, provided, however, that such plans, benefits and perquisites shall be no less than those made available to all other employees of Employer.
(g)    Reimbursement of Expenses. Executive shall be reimbursed, upon submission of appropriate vouchers and supporting documentation, for all travel, entertainment and other out-of-pocket expenses reasonably and necessarily incurred by Executive in the performance of his duties hereunder, and he shall be entitled to attend seminars, conferences and meetings relating to the business of Employer consistent with Employer's established policies in that regard.
(h)    Withholding. Employer shall be entitled to withhold from amounts payable to Executive hereunder, any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold. Employer shall be entitled to rely upon the opinion of its legal counsel with regard to any question concerning the amount or requirement of any such withholding.
(i)    TARP. Notwithstanding any provision of this Section 2 to the contrary, if the Employer is, as a result of its (or any of its Affiliates (as defined in Section 3)) participation in the U.S. Department of the Treasury’s Troubled Asset Relief Program/Capital Purchase Program (“TARP”), prohibited from paying or providing to Executive any of the incentive compensation or other benefits described in this Section 2, Executive shall have no further right to receive, and shall forever waive and discharge any claim against the Employer or any of its directors, officers, employees and agents with respect to, any such incentive compensation or other benefits, nor shall Executive be entitled to any other compensation or benefit in lieu thereof. Further, to the extent Executive is or becomes subject to the “clawback” provisions of Section 111(b)(3)(B) of the Emergency Economic Stabilization Act of 2008, as amended (“EESA”), as a result of the Employer’s (or any of its Affiliates) participation in TARP, as a condition to receiving any incentive compensation under this Agreement, Executive agrees to repay to the Employer, within 15 business days of notification in writing that such amounts are subject to clawback, any amounts paid to him if it is later determined that such payments were based on materially inaccurate financial statements or performance metrics, or such clawback is otherwise required by the U.S. Department of the Treasury (“Treasury”) pursuant to its authority under TARP. If Executive does not repay any such amounts within such 15-day period, Executive shall be liable for any costs incurred by the Employer, including reasonable legal fees, in pursuing repayment of any amounts subject to clawback.
Section 3.    Confidentiality and Loyalty. Executive acknowledges that during the course of his employment he may produce and have access to material, records, data, trade secrets and information not generally available to the public regarding Employer and its Affiliates, as defined below (collectively, “Confidential Information”). Accordingly, during and subsequent to termination of this Agreement, Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by Employer, required by a law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by Executive of his duties hereunder. All records, files, documents and other materials or copies thereof relating to the business of Employer and its Affiliates that Executive shall prepare or use, shall be and remain the sole property of Employer, and other than in connection with performance by Executive of his duties hereunder, shall not be removed from the premises of Employer or any of its Affiliates without Employer’s written consent, and shall be promptly returned to Employer upon termination of Executive’s employment hereunder. Executive agrees to abide by Employer’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of Employer and its Affiliates. For purposes of this Agreement, “Affiliate” means with respect to a specified person or entity, any person or entity that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified person or entity.
Section 4.    Term and Termination.
(a)    Term. Executive’s employment hereunder shall be for a term of one (1) year commencing on the Effective Date (as the same may be extended from time to time, the “Term”), and shall automatically extend for one (1) additional year on each subsequent anniversary of the Effective Date (the “Automatic Extension”), unless the Automatic Extension is terminated by either party effective by written notice to that effect delivered to the other not less than ninety (90) days prior to such anniversary of the Effective Date. If the Automatic Extension is terminated, then Executive’s employment hereunder shall terminate as of the last day of the then current one (1) year period.
(b)    Voluntary Termination by Executive. If Executive voluntarily terminates his employment under this Agreement, other than pursuant to Section 4(d) or Section 4(h), then Employer shall only be required to pay Executive his Base Compensation as shall have accrued through the effective date of such termination, and Employer shall not be obligated to pay any performance bonus with respect to the then current fiscal year of Employer nor shall Employer have any further obligations to Executive other than those benefits earned as of the date of the voluntary termination.
(c)    Premature Termination by Employer.
(i)    If this Agreement is terminated by Employer prior to the last day of the Term for any reason other than a termination in accordance with the provisions of Section 4(h) or Section 4(e), then notwithstanding any mitigation of damages by Executive, Employer shall pay Executive an amount equal to one and one-half (1.5) times of the Executive’s Base Compensation. In addition, Executive (and his dependents) shall be entitled to one (1) year of coverage under the group medical insurance plan or arrangements in which Executive is participating at the time of termination with Employer continuing to pay its share of premiums and associated costs as if Executive continued in the employ of Employer. Executive shall be entitled, at the expiration of such one-year period, to elect at his expense continued medical coverage in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”). Employer’s obligation to provide such coverage shall be terminated to the extent Executive becomes eligible for or obtains substitute coverage from another employer at any time during such six-month period. The payment of amounts under this subsection by Employer shall not offset or diminish any compensation or benefits accrued as of the date of termination.

(ii)    Payment to Executive of the payment required under subsection (i) above will be made in a single lump sum within fifteen (15) days of the termination of employment or in monthly installments over a one (1) year period at the discretion of the Executive. Such payment shall not be reduced if Executive obtains other employment following the termination of employment by Employer.
(iii)    If Employer is not in compliance with its minimum capital requirements or if the payment required under subsection (i) above would cause the capital of Employer to be reduced below its minimum capital requirements, such payment shall be deferred, as permitted pursuant to Code Section 409A, until the earliest time at which Employer is in capital compliance.
(d)    Constructive Termination. If at any time during the Term, except in connection with a termination pursuant to Section 4(h) or Section 4(e), Executive is Constructively Discharged (as defined below in this Section 4(d)), then Executive shall have the right, by written notice given to Employer not later than thirty (30) days after such Constructive Discharge, to terminate his services hereunder, effective as of thirty (30) days after the date of such notice, and Executive shall have no rights or obligations under this Agreement other than as provided in Section 3 and Section 5. In such event, Executive shall be entitled to a lump sum payment of compensation as if such termination of his employment were pursuant to Section 4(c), provided, however, that if such Constructive Discharge occurs, after or in connection with, a Change in Control of Employer, as provided in Section 4(h), then Executive shall be entitled to receive the compensation provided for in Section 4(h) in lieu of the benefits provided for in this Section 4(d). For purposes of this Agreement, Executive shall be “Constructively Discharged” upon the occurrence of any one of the following events:
(i)    Executive is removed from the positions with Employer set forth in Section 1, other than as a result of Executive’s appointment to positions of equal or superior scope and responsibility;
(ii)    Executive shall fail to be vested by Employer with the powers, authority and support services of any of said offices;
(iii)    Employer changes the primary employment location of Executive to a place that is more than ten (10) miles from the primary employment location as of the Effective Date; or
(iv)    Employer otherwise commits a material breach of its obligations under this Agreement.
In order for Executive to be deemed to have been Constructively Discharged, Executive must give Employer written notice of the existence of any condition set forth in Section 4(d)(i)-(i)(iv) above within 90 days of such initial existence and Employer shall have 30 days from the date of such notice in which to cure the condition giving rise to Constructive Discharge, if curable. If, during such 30-day period, Employer cures the condition giving rise to Constructive Discharge, no benefits shall be due under Section 4(d) or Section 4(h) of this Agreement with respect to such occurrence.

If, during such 30-day period, Employer fails or refuses to cure the condition giving rise to Constructive Discharge, Executive shall be entitled to benefits under Section 4(d) or Section 4(h) of this Agreement upon such termination; provided that such termination occurs within 24 months of such initial existence of the applicable condition.
(e)    Termination for Cause. This Agreement may be terminated for cause as hereinafter defined. “Cause” shall mean: (i) a material violation by Executive of any applicable material law or regulation respecting the business of Employer; (ii) Executive being found guilty of a felony or an act of dishonesty in connection with the performance of his duties as an officer of Employer, or which disqualifies Executive from serving as an officer or director of Employer; (iii) the willful or negligent failure of Executive to perform his duties hereunder in any material respect, which such failure is not cured within twenty-one (21) days of receipt by Executive of written notice of such failure; (iv) Executive engages in one or more unsafe or unsound banking practices that have a material adverse effect on Employer; or (v) Executive is removed or suspended from banking pursuant to Section 8(e) of the Federal Deposit Insurance Act, as amended (the “FDIA”), or any other applicable state or federal law. Executive shall be entitled to at least thirty (30) days’ prior written notice of Employer’s intention to terminate his employment for any cause specifying the grounds for such termination, a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for such termination, and a reasonable opportunity to present to the Board his position regarding any dispute relating to the existence of such cause. Upon a termination of Executive’s employment with Employer for Cause, then Employer shall only be required to pay Executive his Base Compensation as shall have accrued through the effective date of such termination, and Employer shall not be obligated to pay any performance bonus with respect to the then current fiscal year of Employer, or have any further obligations to Executive other than those benefits earned as of the date of termination.
(f)    Payments Upon Death. If payments are due and owing under this Agreement at the death of Executive, payment shall be made to such beneficiary as Executive may designate in writing, or failing such designation, to the executor of his estate, in full settlement and satisfaction of all claims and demands on behalf of Executive. In addition, Employer shall pay to Executive’s heirs, estate or personal representatives, as the case may be, in a single lump sum an amount equal to one and one-half times of the Base Compensation in effect at the time of his death. Further, Executive’s dependents shall, at Employer’s expense, continue to be covered under Employer’s group medical insurance plan for a period of one (1) year following Executive’s death.
(g)    Payments Prior to Disability. Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the Term and prior to the establishment of Executive’s Disability. In addition, Employer shall pay Executive an amount equal to one and one-half (1.5) times the Base Compensation in a single lump sum. Executive shall also be entitled to a continuation of welfare benefits as provided in Section 4(h). Notwithstanding anything contained in this Agreement to the contrary, until the date specified in a notice of termination relating to Executive’s Disability, Executive shall be entitled to return to his positions with Employer as set forth in this Agreement in which event no Disability of Executive will be deemed to have occurred. For purposes of this Agreement, Executive will be deemed to have suffered a “Disability” if (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.
(h)    Payments Upon Change in Control.
(i)    If there is a Change in Control (as defined below) of Employer and Executive’s employment is terminated under the conditions specified in either clause A or B below, Executive shall be entitled to receive in lieu of any other payments provided for in this Agreement a lump sum payment equal to one and one-half (1.5) times the Base Compensation, payable within fifteen (15) days of the effective date of termination. In addition, Executive (and his dependents) shall be entitled to one (1) year of coverage under the group medical insurance plan or arrangements in which Executive is participating at the time of termination with Employer continuing to pay its share of premiums and associated costs as if Executive continued in the employ of Employer. Executive shall be entitled, at the expiration of such 12-month period, to elect at his expense continued medical coverage in accordance with Section 4980B of the Code. In addition to coverage under group medical insurance plans or arrangements, Executive shall continue to receive at Employer’s expense disability and life insurance coverage for the twelve (12) months following termination. Employer’s obligation to provide such coverage shall be terminated to the extent Executive becomes eligible for or obtains substitute coverage from another employer at any time during such 12-month period. Payments under this Section 4(h) shall be subject to the limits of Section 4(h)(iii). The following shall constitute termination of Executive’s employment within the meaning of this Section 4(h):
(A)    Executive is Constructively Discharged within (18) months after the Change in Control.
(B)    Executive is terminated by Employer or its successor without Cause (as defined in Section 4(e)) within 18 months after the Change in Control.
(ii)    For purposes of this Section 4(h), the term “Change in Control” shall mean the following:
(A)    The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of the then outstanding voting securities of Employer; or
(B)    The individuals who, as of the Effective Date, are members of the Board cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the shareholders, of any new director was approved by a vote of a majority of the Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Board; or
(C)    Approval by shareholders of Employer of: (1) a merger or consolidation if the shareholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of Employer outstanding immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of Employer.
(D)    Approval by stockholders of the Company of a definitive agreement to merge or consolidate the Company with or into another corporation (including, without limitation, First Community Financial Partners, Inc. or any subsidiary thereof as of the Effective Date), or to completely liquidate or dissolve the Company or sell or otherwise dispose of all or substantially all of the assets of the Company to any corporation, person, other entity or group, and such definitive agreement is consummated.
Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because 50% or more of the combined voting power of the then outstanding securities of Employer is acquired by: (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of Employer; or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders in the same proportion as their ownership of stock of Employer immediately prior to such acquisition.
(iii)    It is the intention of Employer and Executive that no portion of any payment under this Agreement, or payments to or for the benefit of Executive under any other agreement or plan, be deemed to be an “Excess Parachute Payment” as defined in Section 280G of the Code. It is agreed that the present value of and payments to or for the benefit of Executive in the nature of compensation, receipt of which is contingent on the Change in Control of Employer, and to which Section 280G of the Code applies (in the aggregate “Total Payments”) shall not exceed an amount equal to one dollar ($1.00) less than the maximum amount which Employer may pay without loss of deduction under Section 280G(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code. Within ninety (90) days following the earlier of the giving of the notice of termination or the giving of notice by Employer to Executive of its belief that there is a payment or benefit due Executive which will result in an excess parachute payment as defined in Section 280G of the Code, Executive and Employer, at Employer’s expense, shall obtain the opinion of such legal counsel and certified public accountants as Executive may choose (notwithstanding the fact that such persons have acted or may also be acting as the legal counsel or certified public accountants for Employer), which opinions need not be unqualified, which sets forth (A) the amount of the includable compensation of Executive for the base period, as determined under Section 280G of the Code, (B) the present value of Total Payments and (C) the amount and present value of any excess parachute payments. If such opinions determine that there would be an excess parachute payment, the payment hereunder or any other payment determined by such counsel to be includable in Total Payments shall be modified, reduced or eliminated as specified by Executive in writing delivered to Employer within sixty (60) days of his receipt of such opinions or, if Executive fails to so notify Employer, then as Employer shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no excess parachute payment; provided, however, that any such specification by Executive or Employer shall not be effective where it would result in an imposition of any additional income tax under Code Section 409A. The provisions of this subsection, including the calculations, notices and opinions provided for herein shall be based upon the conclusive presumption that (x) the compensation and benefits provided for in Section 2 and (y) any other compensation earned by Executive pursuant to Employer’s compensation programs which would have been paid in any event, are reasonable compensation for services rendered, even though the timing of such payment is triggered by the Change in Control; provided, however, that if such legal counsel so requests in connection with the opinion required by this subsection, Executive and Employer shall obtain, at Employer’s expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by Executive. If the provisions of Sections 280G and 4999 of the Code are repealed without succession, this subsection shall be of no further force or effect.
(i)    Regulatory Suspension and Termination.
(i)    If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of Employer by a notice served under Section 8(e)(3) (12 U.S.C. § 1818(e)(3)) or 8(g) (12 U.S.C. § 1818(g)) of the FDIA, Employer’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer may in its discretion: (A) pay Executive all or part of the compensation withheld while their contract obligations were suspended; and (B) reinstate (in whole or in part) any of the obligations which were suspended.
(ii)    If Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of Employer by an order issued under Section 8(e) (12 U.S.C. § 1818(e)) or 8(g) (12 U.S.C. § 1818(g)) of the FDIA, all obligations of Employer under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.
(iii)    If Employer is in default as defined in Section 3(x) (12 U.S.C. § 1813(x)(1)) of the FDIA, all obligations of Employer under this contract shall terminate as of the date of default, but this subsection shall not affect any vested rights of the contracting parties.
(iv)    All obligations of Employer under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution by the Federal Deposit Insurance Corporation (the “FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) (12 U.S.C. § 1823(c)) of the FDIA, or when Employer is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(v)    Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) (12 U.S.C. §828(k)) of the FDIA.
(j)    Separation from Service Required. Notwithstanding any provision of this Agreement to the contrary, no payment shall be due to Executive pursuant to this Section 4 as a result of his termination of employment, whether such termination is at the election of Employer or Executive, unless such termination of employment satisfies the definition of a “separation from service” under Code Section 409A.
(k)    TARP. Notwithstanding any provision of this Agreement to the contrary, if any applicable provision of EESA (as defined in Section 2(i)) or any of the compensation limitations or prohibitions applicable to TARP (as defined in Section 2(i)) recipients (collectively, the “EESA Restrictions”) should limit or prohibit the payment to Executive of any amounts under this Section 4, Executive hereby agrees to forever waive and discharge any claim against the Employer or any of its directors, officers, employees and agents for any changes to Executive’s compensation or benefits, including but not limited to the limitation or complete prohibition of any severance amounts described in this Section 4, that are required in order to comply with the EESA Restrictions. Executive further acknowledges and agrees that if the Employer notifies Executive in writing that payments received by Executive are in violation of the EESA Restrictions, Executive shall repay the aggregate amount of such payments to the Employer no later than 15 business days following Executive’s receipt of such notice. If Executive does not repay any such amounts within such 15-day period, Executive shall be liable for any costs incurred by the Employer, including reasonable legal fees, in pursuing repayment of any amounts subject to clawback.
Section 5.    Non-Competition Covenant.
(a)    Restrictive Covenant. As an essential ingredient of and in consideration of this Agreement and Employer’s agreement to pay the compensation described in Section 2, Executive hereby agrees that, except with the express prior written consent of Employer, or if the payment of compensation is not made for any reason, for a period of one (1) year after the termination of Executive’s employment with Employer (the “Restrictive Period”), Executive will not do any of the following (all of which are collectively referred to in this agreement as the “Restrictive Covenant”):
(i)    Employee will not, directly or indirectly, either for Employee, or any Financial Institution: (A) induce or attempt to induce any employee of the Bank or any of its Affiliates to leave the employ of the Bank or any of its Affiliates; or (B) in any way interfere with the relationship between the Bank or any of its Affiliates and any employee of the Bank or any of its Affiliates.
(ii)    Employee will not, directly or indirectly, either for Employee, or any Financial Institution, solicit the business of any person or entity known to the Employee to be a customer of the Bank or any of its Affiliates, where the Employee, or any person reporting to the Employee, had an ongoing business relationship or had made “Substantial Business Efforts” with respect to such customer during the Employee’s employment with the Bank. “Substantial Business

Efforts” shall mean marketing, promotional, purchasing, sales or solicitation activities undertaken on behalf of the Bank, which include (a) in person or voice communications, and (b) either or both of (i) delivery of a quote, bid, proposal, or request for any of the foregoing, or (ii) visits to the site of the actual or potential business development and other similar meetings or visits (conducted alone or with other Bank employees), where such activities would enjoy a reasonable prospect of success in the absence of any breach of this Agreement.
For purposes of this Agreement “Financial Institution” means any person, firm, partnership, corporation, trust or other entity which owns or operates, a bank, savings and loan association, or credit union.
(b)    Remedies for Breach of Restrictive Covenant. If Executive violates the Restrictive Covenant and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, the Restrictive Covenant shall be deemed to have the duration specified in this Section computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by Executive. If a successor assumes and agrees to perform this Agreement, this Restrictive Covenant shall continue to apply only to the offices of Bank as they existed immediately before such assumption and shall not apply to any of the successor’s other offices. The Restrictive Covenant shall not prohibit Executive from owning directly or indirectly capital stock or similar securities that are listed on a securities exchange or quoted on the NASDAQ Stock Market that do not represent more than five percent (5%) of the outstanding capital stock of any Financial Institution. Executive acknowledges that the restrictions contained in Section 3 and Section 5 of this Agreement are reasonable and necessary for the protection of the legitimate business interests of Employer, that any violation of these restrictions would cause substantial injury to Employer and such interests, that Employer would not have entered into this Agreement with Executive without receiving the additional consideration offered by Executive in binding himself to these restrictions and that such restrictions were a material inducement to Employer to enter into this Agreement. If there is any violation or threatened violation of these restrictions, Employer, in addition to and not in limitation of, any other rights, remedies or damages available to Employer under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and any and all persons directly or indirectly acting for or with him, as the case may be.
(c)    Change in Control. Notwithstanding anything in this Agreement to the contrary, if (A) Executive is Constructively Discharged (as defined in Section 4(d)) within one and one half years (1.5) after a Change in Control (as defined in Section 4(h)), or (B) Executive is terminated by Employer or its successor without Cause (as defined in Section 4(e)) within one and one half years (1.5) after a Change in Control, the Restrictive Covenant shall terminate as of the effective date of any such termination of employment.
Section 6.    Intercorporate Transfers. If Executive is voluntarily transferred to an Affiliate of Employer, such transfer shall not be deemed to terminate or modify this Agreement and the employing corporation to which Executive shall have been transferred shall, for all purposes of this Agreement, be construed as standing in the same place and stead as Employer as of the date of such transfer.
Section 7.    Interest in Assets. Neither Executive nor his estate shall acquire hereunder any rights in funds or assets of Employer, otherwise than by and through the actual payment of amounts payable hereunder; nor shall Executive or his estate have any power to transfer, assign, anticipate, hypothecate or otherwise encumber in advance any of said payments; nor shall any of such payments be subject to seizure for the payment of any debt, judgment, alimony, separate maintenance or be transferable by operation of law upon the bankruptcy, insolvency or otherwise of Executive.
Section 8.    Indemnification.
(a)    Insurance. Employer shall provide Executive (including his heirs, personal representatives, executors and administrators) during the Term with coverage under a standard directors’ and officers’ liability insurance policy at its expense.
(b)    Hold Harmless. In addition to the insurance coverage provided for in this Section, Employer shall hold harmless and indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law, but also subject to the limits of applicable federal law and regulation, against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of Employer (whether or not he continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.
(c)    Advancement of Expenses. If Executive becomes a party, or is threatened to be made a party, to any action, suit or proceeding for which Employer has agreed to provide insurance coverage or indemnification under this Section, Employer shall, to the full extent permitted under applicable law, but also subject to the limits of applicable federal law and regulation, advance all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement (collectively “Expenses”) incurred by Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by Employer of a written undertaking from Executive: (i) to reimburse Employer for all Expenses actually paid by Employer to or on behalf of Executive if it shall be ultimately determined that Executive is not entitled to indemnification by Employer for such Expenses; and (ii) to assign to Employer all rights of Executive to indemnification, under any policy of directors’ and officers’ liability insurance or otherwise, to the extent of the amount of Expenses actually paid by Employer to or on behalf of Executive.
Section 9.    General Provisions.
(a)    Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of Executive, Employer and his and its respective personal representatives, successors and assigns, and any successor or assign of Employer shall be deemed the “Employer” hereunder. Employer shall require any successor to all or substantially all of the business and/or assets of Employer, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Employer would be required to perform if no such succession had taken place.
(b)    Entire Agreement; Modifications. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by Executive and Employer.
(c)    Enforcement and Governing Law. The provisions of this Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Illinois without reference to the law regarding conflicts of law.
(d)    Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within thirty (30) miles from the location of Employer’s main office, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid through the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.
(e)    Legal Fees. All reasonable legal fees paid or incurred by Employer or Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the party who or which is not successful on the merits pursuant to a legal judgment, arbitration or settlement; provided that any such reimbursement to Executive must be made in compliance with any applicable provisions of Code Section 409A.
(f)    Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.
(g)    Notices. Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid; and if to Employer, addressed to the principal headquarters of Employer, attention: Chairman; or, if to Executive, to the address set forth below Executive’s signature on this Agreement, or to such other address as the party to be notified shall have given to the other.

(h)    Construction. In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (ii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iii) “including” means “including, but not limited to”; (iv) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (v) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; and (vi) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions.
(i)    Internal Revenue Code Section 409A. It is the intent of all parties to this Agreement that this Agreement comply with the provisions and requirements of Code Section 409A. Notwithstanding anything contained herein to the contrary, if, on or before Executive’s date of termination, Employer has become publicly-traded and, therefore, Executive is a “specified employee” as defined in Code Section 409A (or the regulations and guidance issued thereunder), then any of the payments or benefits provided hereunder that constitute “deferred compensation” under 409A, shall, to the extent required by 409A, be delayed until the date that is six (6) months and one day following Executive’s date of termination.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

	FIRST COMMUNITY BANK OF PLAINFIELD	EXECUTIVE

By:	/s/ William L. Pommerening	/s/ Donn P. Domico
Its:	Chairman	Donn P. Domico
10907 Moose Ln.
Orland Park, IL 60467